ImmunoGen Completes Strategic Review to Strengthen the Organization and Drive Long-Term Growth

WALTHAM, MA, September 29, 2016 – ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today announced the completion of a strategic review of its operations. As a result of this initiative, the Company will reduce its workforce by 17% and seek to partner its non-core B-cell lymphoma programs, creating a stronger organization focused on delivering innovative ADC therapies that meaningfully improve the lives of cancer patients.

“I am grateful for the contributions that the employees affected by this plan have made to ImmunoGen, and we will be supporting them through this transition,” stated Mark Enyedy, President and CEO of ImmunoGen.  “We have taken this necessary step to build a leaner and more agile organization, better positioned to execute on our strategic objectives. As part of this effort, we restructured our Technical Operations, substantially reduced G&A, and revised our approach to managing clinical trials.  By adapting how we work and aligning our portfolio priorities, we will improve operating performance, extend our cash position, and enable the company to create value on a sustainable basis. I am confident this plan will allow ImmunoGen to achieve its tremendous potential.”

Through this plan, ImmunoGen will realize significant cost savings over the next two years in headcount, program, and support activities. These savings will include approximately $11 million per year relating to the elimination of 65 positions, primarily in Technical Operations and G&A functions.  Going forward, the Company expects to focus investment principally on strategic growth initiatives, including conducting the mirvetuximab soravtansine Phase 3 pivotal trial and accelerating the development of its IGN programs, IMGN779 and IMGN632.

Based on its strong cash position and the savings generated from this strategic review, ImmunoGen expects to achieve its previously-stated goal of funding operations through the interim analysis of the mirvetuximab soravtansine pivotal trial and into mid-2018.  This cash runway excludes any revenue generated from potential new product partnering deals. As a result of the workforce reduction, ImmunoGen will record a one-time charge totaling approximately $3.5 million related to termination benefits and other related expenses. The majority of this charge is expected to be recorded in the quarter ending September 30, 2016.

In addition, the Company has prioritized its portfolio and aligned its resources to deliver on key development milestones and drive innovation in oncology, including:

▪	Executing a speed-to-market strategy to obtain full marketing approval for lead program mirvetuximab soravtansine, which will enter Phase 3 development next quarter;
▪	Accelerating its earlier-stage portfolio of highly innovative IGN programs – IMGN779, IMGN632; and
▪	Maintaining critical scale in Research to support continued innovation in ADCs as well as existing and new partnerships.

As part of this effort and the prioritization of its IGN programs, ImmunoGen will seek to monetize its non-core B-cell assets – IMGN529 and coltuximab ravtansine – through partnering with interested parties.

Conference Call Information

ImmunoGen is holding a conference call Thursday, September 29, 2016 at 4:30 pm ET to discuss this announcement. To access the live call by phone, dial 913-312-1463; the conference ID is 5883178. The call also may be accessed through the Investors section of the Company's website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through October 13, 2016.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the development of novel anticancer products, including risks and uncertainties related to the execution of the realignment of the Company’s operations, including, without limitation, unanticipated delays and costs in implementing the workforce reduction, the Company’s ability to identify potential licensees of its B-cell assets and successfully negotiate such a transaction, as well as the risks and uncertainties related to the advancement of the Company’s internal development programs, including clinical studies and regulatory processes, their timings and results. A review of these risks can be found in ImmunoGen's Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and other reports filed with the Securities and Exchange Commission.

About ImmunoGen, Inc.

ImmunoGen is a clinical-stage biotechnology company that develops targeted cancer therapeutics using its proprietary ADC technology. ImmunoGen's lead product candidate, mirvetuximab soravtansine, is being advanced to a Phase 3 trial for FRα-positive platinum-resistant ovarian cancer, and is in Phase 1b/2 testing in combination regimens for earlier-stage disease. ImmunoGen's ADC technology is used in Roche's marketed product, Kadcyla®, in three other clinical-stage ImmunoGen product candidates, and in programs in development by partners Amgen, Bayer, Biotest, CytomX, Lilly, Novartis, Sanofi and Takeda. More information about the Company can be found at www.immunogen.com.

Kadcyla® is a registered trademark of Genentech, a member of the Roche Group.

ImmunoGen

For Investors

Sarah Kiely, ImmunoGen, Inc., 781-895-0600, sarah.kiely@immunogen.com

For Media

Amy Reilly, ImmunoGen, Inc., 781-895-0138, amy.reilly@immunogen.com

Robert Stanislaro, FTI Consulting Inc., 212-850-5657, Robert.Stanislaro@fticonsulting.com